Exhibit 4.25

Contract on Transfer of Rights to Use State-owned Construction Land

Planning and Land Resources
Administration Bureau of Shanghai Municipality

Contract on Transfer of Rights to Use State-owned Construction Land in Shanghai Municipality

Hu Song GuiTu (2014) Chu Rang He Tong No. 37 (1.0 version)

Songjiang Planning and Land Administration Bureau of Shanghai Municipality

December 3, 2014

Contract on Transfer of the Right to Use State-owned Construction Land

Parties to this Contract:

Transferor: Songjiang Planning and Land Administration Bureau of Shanghai Municipality

Contact Address: Bldg. 2, Rong Le Road East, Songjiang District

Zip Code: 201613

Telephone: 57740811

Fax: 57740785

Transferee; Shanghai Taomee Wireless Technology Co., Ltd;

Contact person: Chen Xi

Ratio of contribution: 100%

Contact address: F15, Bldg. A2, No. 1528, Gumei Road, Xuhui District

Zip code: 200233

Telephone: 18621935812

Fax: 33674312

Bank of deposit: China Construction Bank Shanghai Caohejing Sub-branch

Account Number: 31001613402050018804

Chapter 1 General Provisions

Article 1This Contract is formulated by the two parties in accordance with the Real Rights Law of the People’s Republic of China, the Contract Law of the People’s Republic of China, the Land Administration Law of the People’s Republic of China, the Urban Real Estate Administration Law of the People’s Republic of China, and other related administrative laws and regulations and policies in respect of land supply and based on the principle of equality, free will, compensation and good faith.

Article 2The ownership of the land to be transferred belongs to the PRC. The transferor shall transfer the right to use state-owned construction land based on the authorization granted by law. And underground resources and buried objects are not included in the scope of transferring the right to use State-owned construction land.

Article 3 Transferee has the right to possess, use, profit from and dispose of the State-owned construction land it acquires according to law during the term of the transfer, and has the right to erect constructions, buildings and ancillary facilities on the land.

Chapter 2 Delivery of transferred land and payment of transfer price

Article 4The number of the parcel under this Contract is 201317287263436335 and the area of the parcel is fourteen thousand five hundred and ten point two square meters (in figures: 14,510.20m2). Among which, the area of the parcel to be transferred is twelve thousand two hundred and twelve point seven square meters (12,212.70m2).

The parcel to be transferred under this Contract locates at Jiuting Town, Songjiang District

The boundaries of the land transferred hereunder are: eastward to Gaoke No.2 Road; westward to the river ; southward to Land 05-09; northward to the river, as shown in Annex 1.

The vertical boundary of the parcel to be transferred under this Contract has an upper limit of     \     meters and a lower limit of     \     meters, and the elevation difference is       \         meters. For the vertical boundary of the parcel to be transferred, see Appendix 2.

The spatial scope of the parcel to be transferred is the enclosed space with the foregoing boundary sites as vertical plane and the horizontal plane at the upper limit or lower limit level.

Article 5 The parcel to be transferred under this Contract shall be used as industrial land.

Article 6Transferor agrees to deliver the parcel to be transferred to Transferee prior to January 26, 2015, and Transferor agrees that at the time of delivering the parcel, the parcel shall be a cleared land.

Article 7 The term for the transfer of the right to use State-owned construction land under this Contract shall be 50 years for industrial land, commencing on the date of delivery of land set forth in Article 6 of this Contract; if the State-owned construction land is originally allotted and leased, and will be transferred after going related transfer formalities retrospectively, the term of transfer shall commence on the date of the execution of this Contract.

Article 8 The price for transferring the right to use State-owned construction land of the parcel under this Contract shall be eleven million ten thousand yuan only (in figures: 11,010,000.00 yuan) and nine hundred and one point fifty two yuan (in figures: 901.52 yuan).

Article 9 The earnest money for the parcel under this Contract shall be RMB two million two hundred and two thousand yuan (2,202,000.00 yuan), which may be used to offset the price for transfer of the right to use land. Within five working days of the execution of this Contract, i.e., prior to December 10, 2014, Transferee shall pay to local State Treasury the earnest money for the performance of this Contract.

Article 10 Transferee agrees to pay to Transferor the price for the transfer of the right to use State-owned construction land in accordance with the requirements of Section (1) of this Article:

(1)         Within 30 working days of the execution of this Contract, Transferee shall pay the price for transferring the right to use State-owned construction land in a lump sum;

(2)         Transferee shall pay the price for transferring the right to use State-owned construction land in   \       installments based on the following time and amount.

First installment,\ % of the land transfer price, i.e. RMB \ yuan; paid within \working days of execution of this Contract, i.e., within MMDD, YY.

Second installment, \% of the land transfer price, i.e. RMB\ yuan; paid within \ working days of execution of this Contract, i.e., within MMDD, YY.

The time limit for paying the price for transferring the right to use State-owned construction land shall not exceed 90 working days. Among which the first installment shall be paid within 10 working days of the execution of this Contract, with a ratio of no less than 50% of the total land transfer price (including earnest money). Transferee shall pay interest to Transferor based on the interest rates issued by the People’s Bank of China on the date of payment of first installment of land transfer price together with the land transfer price for the second installment or any installment thereafter.

Article 11 Transferee shall apply for the registration of the rights to use State-owned construction land upon the presentation of this Contract, payment receipt of land transfer price and related certificates after paying all the transfer price of the parcel of land under this Contract.

Chapter 3 Land development, construction and utilization

Article 12 Transferee agrees that the investment intensity for the parcel under this Contract shall be subject to the requirements made in Section (1) in this Article:

(1)         The parcel under this Contract shall be used for industrial construction. Transferee agrees that the fixed assets investment for the parcel under this Contract shall be no less than the approved or registered amount, i.e., RMB one hundred and eighteen million one hundred and fifty thousand yuan (in figures: 118,150,000.00yuan). The investment intensity shall be no less than nine thousand six hundred and seventy yuan (in figures; 9,670.00 yuan) per square meters. The total fixed assets investment for the construction project on the parcel under this Contract shall include investment in constructions, buildings and ancillary facilities, equipment, transfer price, etc.

(2)         The parcel under this Contract shall be used for non-industrial project construction. The Transferee warrants that the total development and investment for the parcel under this Contract shall be no less than RMB     \     yuan (in figures:     \     yuan).

Article 13Where Transferee erects new constructions, buildings and their ancillary facilities within the scope of the parcel under this Contract, the planning requirements for the parcel to be transferred determined by the planning and management department at municipal (county) level shall be satisfied (see appendix 3). Among which:

The construction plot ratio: industrial land: 2.0; above-ground building area 24,426.00 square meters;

Underground building area 0.00 square meters. Among which, the building area for operating purpose is 0.00 square meters; if this Contract has not specified but it is required to carry out underground development for operational purpose at the construction phase, Transferee shall sign a supplementary agreement with Transferor and pay land transfer price retrospectively prior to applying for a construction project planning license.

Upper limit of the constructions: 50 meters

Building intensity: subject to approved planning program;

Ratio of green space: subject to approved planning program;

Other land utilization requirements:     \      .

Article 14Transferee agrees that the supporting facilities for the construction on the parcel under this Contract shall be implemented based on Section (1) of this Article;

(1)         The parcel under this Contract shall be used for industrial project construction. According to the planning and design conditions determined by planning department, the area used for enterprise administration and office purpose and life services within the scope of the parcel acquired under this Contract shall not exceed 7.00% of the area of the parcel, i.e., under 854.89 square meters, and the building area shall not exceed 1,709.00 square meters. Transferee agrees not to erect any non-production facilities such as residential houses, expert apartment, hotel, guesthouse and training center. It is prohibited to erect any villa or similar building with three (in case of double house) or four detached external walls or any single building with an area of 150 to 500 square meters within the industrial land.

(2)         Where the parcel under this Contract is used for the construction of residential project, the requirements in respect of energy and land conservation shall be satisfied. The area of fully decorated residential houses shall account for more than     \  %, and the energy conservation of the buildings shall satisfy the requirements of the laws, regulations and specifications issued by the State or Shanghai Municipality.

Article 15The area of affordable housing constructed within the scope of the parcel of this Contract shall account for   \    % of the total planned residential building of the parcel, i.e., more than     \       square meters. Transferee agrees to transfer the supporting affordable housing to competent department in charge of the management of affordable housing.

Article 16 Transferee shall carry out the development and construction of the parcel based on the related requirements in respect of planning and land administration.

(1)         The ratio between the verified building area for commercial and office purpose on the parcel and that of residential areas shall be     \    ; and the verified building area for commercial and office purpose shall be no less than     \    ;

(2)         If the parcel under this Contract will be used for office purpose, the building area of apartment offices shall be     \     square meters. If this Contract has not specified the building area of apartment offices, apartment offices shall not be constructed for office purpose;

(3)         The building area of small and medium sized residential houses built on the parcel (under 90 square meters) shall account for    \   % of the total building area of the parcel, i.e.,   \     square meters.

Article 17 Transferee agrees that the construction project regarding the parcel under this Contract shall commence its construction prior to August 31, 2015 and shall be completed before August 31,, 2017.

If Transferee is unable to commence construction on that date, it shall apply to Transferor thirty days in advance for postponement. If the Transferor agrees to the postponement, the date of completion shall be extended correspondingly; provided that the extension shall be no more than one year.

Article 18Where Transferee carry out construction within the scope of the parcel under this Contract, the interface between the water, gas, sewage and other equipment and main lines outside the parcel and the interconnection project for substation shall be constructed in accordance with related requirements.

Transferee agrees that various pipelines and conduits laid by the government for public utilities may enter, exit, pass or traverse the parcel; provided that the government or the entity constructing and operating such public utilities shall provide reasonable compensations if the functions of such parcel is affected.

Article 19 Transferee shall utilize the land based on the purpose of the land and plot ratio agreed under this Contract. It shall not change the same without authorization. During the term of transfer, if the purpose of the land shall be changed, the two parties agree that the requirements made in Section (1) of this Article shall govern:

(1)         Transferor may withdraw the right to use the construction land with compensation;

(2)         The formalities in respect of changing the purpose of the land shall be gone through according to law, an agreement on amending the contract on transfer of the right to use the State-owned construction land shall be signed or a new contract on transfer of the right to use the State-owned construction land shall be executed. In the case, Transferee shall retrospectively pay the balance between the assessed price of the right to use the construction land with a new purpose on market and that of the price of the right to use the construction land for original purpose and go through land change registration.

Article 20 During the term of the parcel under this Contract, the government reserves the right to adjust the planning of the parcel under this Contract. In case of any change to the original planning, the existing buildings on the parcel shall not be affected; provided that the reconstruction, renovation, restructuring of the constructions, buildings and their ancillary facilities on the parcel within the term for use or the application for renewal after expiry of the term for use shall be made in accordance with the planning for the time being in force.

Article 21Transferor shall not withdraw the right to use the State-owned land if Transferee exercises such rights according to law before the expiry of the term for use agreed in this Contract. Under special circumstances, if such rights shall be withdrawn in advance for the purpose of social public interests, Transferor shall apply for approval according to statutory procedures and compensate the land user in the amount based on the value of the above-ground constructions, buildings and their ancillary facilities and the value of the right to use the State-owned construction land within the residual term assessed on market and the assessed and determined direct loss thereof.

Article 22After completion of the construction project on the parcel under this Contract, Transferee shall apply to the land administration department executed related contract for checking and inspecting the use of the land for construction project under this Contract and the performance of the contents of this Contract. If the inspection turns out to be qualified, the land administration department shall issue a completion work acceptance certificate. Among which:

If the actually-measured capacity building area exceeds the total agreed in this Contract but it is still within the tolerable error of planning, land transfer price for the exceeding portion of the area shall be paid retrospectively and such area shall be inspected for acceptance thereafter.

If the actually-measured total building area exceeds the tolerable error of the planning, the exceeding portion may be inspected for acceptance only to the extent that it has been handled according to law based on the procedures for dealing with illegal construction. If it is decided that land transfer price shall be paid retrospectively for illegal area, such price shall be paid after collective decision-making, based on the price of all the exceeding area (including the area within the tolerable error of the planning) assessed at the time of the retrospective payment on market and the land price agreed in this Contract, whichever is higher.

Article 23 Transferee shall submit a geotechnical engineering investigation report, perform geological disaster prevention obligations, and maintain the ground subsidence monitoring and prevention facilities and shallow geothermal energy monitoring facilities distributed within the scope of the land.

Chapter 4 Assign, lease or mortgage of the right to use State-owned construction land

Article 24After Transferee pays the price for transfer of the right to use State-owned construction land pursuant to this Contract and collects the certificate for the use of State-owned construction land, it has the right to assign, lease, or mortgage the rights to use State-owned construction land under this Contract in whole or in part. For the first assignment, the requirements made in Section (1) of this Article shall be satisfied:

(1)         Carrying out investment and development pursuant to this Contract, and completing 25% or more of the total development investment;

(2)         Carrying out investment and development pursuant to this Contract, and establishing the conditions for industrial land other construction land.

Any industrial land transferred under this Contract shall be used by Transferee pursuant to this Contract, and shall not be divided for transfer or lease. Projects in the nature of standard industrial plants may be transferred or leased based on related requirements.

Article 25The contract on the assignment, lease and mortgage of the right to use State-owned construction land shall not violate the laws and regulations of the State and the agreement made in this Contract.

Article 26After assignment of the right to use State-owned construction land in whole or in part, the rights and obligations set forth in this Contract and land registration documents will be assigned accordingly. The term for use of the rights to use State-owned construction land shall be the term for use agreed under this Contract net the term for use elapsed.

After lease of the rights to use State-owned construction land under this Contract in whole or in part, Transferee shall have the rights and fulfill the obligations set forth in this Contract and land registration documents.

Article 27 In case of assignment or mortgage of the rights to use State-owned construction land, the parties in respect of the assignment or mortgage shall take this Contract and corresponding assignment or mortgage contract and the certificate for the use of State-owned land to land and resources management department for applying for land change registration.

Chapter 5 Expiry of term

Article 28 Where term agreed under this Contract expires and land user needs to continue to use the parcel under this Contract, it shall apply to Transferor for renewal of term at least one year prior to the expiry. In the case Transferor shall approve the approval unless the parcel under this Contract shall be withdrawn for social and public interests.

Where the term for the rights to use residential construction land expiries, a renewal will be automatically effected.

If Transferor agrees to the renewal, land user shall go through such formalities in respect of transfer and lease according to law and execute a new transfer and lease contact for use of land with compensation, and pay the land transfer price, rent and other compensations for the use of the land.

Article 29Where land user applies for renewal after expiry of the term of land transfer and such application is not approved due to social and public interests, land user shall return the certificate for the use of State-owned land and deregister the right to use State-owned construction land in accordance with related requirements, and Transferor may reclaim the rights to use State-owned construction land without compensation. Transferor and land user agree that the constructions, buildings and their ancillary facilities erected on the parcel under this Contract shall be dealt with pursuant to Section (1) of this Article:

(1)         Transferor will own the above-ground constructions, buildings and their facilities, and pay land user corresponding compensations based on the residual value of such constructions, buildings and their facilities;

(2)         Transferor will own the above-ground constructions, buildings and their facilities without paying any compensations.

Article 30If land user does not apply for renewal upon expiry of term of land transfer, the land user shall return the certificate on the rights to use State-owned land and deregister the rights to use State-owned construction land. And the rights to use State-owned construction land will be withdrawn by Transferor without any compensation. The constructions, buildings and their ancillary facilities will be owned by Transferor without compensation, and land user shall maintain the normal function of constructions, buildings and their ancillary facilities, without any damage due to human factors. If the above-ground constructions, buildings and their ancillary facilities lose normal functions, Transferor may require the land user to remove or demolish the above-ground constructions, buildings and their ancillary facilities, to reinstate the land to cleared land.

Chapter 6 Force majeure

Article 31 Where this Contract cannot be performed in whole or in part due to force majeure on the part of any parties hereto, such party may be exempted from liabilities; provided that such party shall use its best efforts to take necessary remedial measures to mitigate the loss due to such force majeure. If the party concerned suffers force majeure during delayed performance, such party shall not be exempted from liabilities.

Article 32Any party affected by force majeure shall notify the other party of the same in such written forms as letter, telegraph and fax within seven days of the occurrence of the force majeure and provide the other party with a report and certificate proving the inability to perform this Contract in whole or in part or the requirements for delayed performance within fifteen days of the occurrence of the force majeure.

Chapter 7 Liabilities for breach of contract

Article 33Transferee shall pay the price for the use of State-owned construction land as agreed under this Contract. If Transferee fails to do so, it shall pay to Transferor the liquidated damages in the amount of 1.00‰ of the delayed payment on a daily basis as of the date of delayed payment. If the payment of the price for the use of State-owned construction land is delayed for more than sixty days and is still not made after Transferor demands payment, Transferor has the right to terminate this Contract. In the case, Transferee does not have the right to require refund, and Transferor may require Transferee to make compensations.

Article 34If Transferee terminates the construction of the investment project due to any reason on its own part and applies to Transferor for termination of the performance of this Contract and redelivery of land, and if the people’s government to which Transferor applied for approval of the original land transfer plan grants an approval, except for the earnest money agreed under this Contract, all or a portion of the transfer price for the right to use State-owned construction land (interest free) shall be refunded based on the following agreement to reclaim the rights to use State-owned construction land, without making compensations for any erected constructions, buildings and their ancillary facilities within the scope of the parcel. Transferor may also require Transferee to remove any erected constructions, buildings and their ancillary facilities within the scope of the parcel and restore the land to cleared status; provided that if Transferor wishes to continue to use erected constructions, buildings and their ancillary facilities within the scope of the parcel, it shall pay Transferee corresponding compensations.

(1)         If Transferee applies to Transferor at least sixty days prior to a year before the expiry of the date agreed under this Construction for the commencement of construction, Transferor shall refund the price for the rights to use State-owned construction land paid by Transferee after deducting earnest money;

(2)         If Transferee applies to Transferor at least sixty days prior to more than a year but less than two years after the date of commencement of construction agreed in this Contract, Transferor shall refund Transferee the price for the rights to use State-owned construction land paid by Transferee after deducting earnest money and the fees for laying land idle.

Article 35 Where Transferee lays the land idle for more than a year but less than two years, Transferee shall pay the fees for laying land idle. If the construction of the land has not commenced after the land has been laid idle for more than two years Transferor has the right to reclaim the rights to use State-owned construction land without any compensation.

Article 36 If Transferee fails to commence construction at the date agreed under this Contract or agrees to do so at any date otherwise agreed, for each day so delayed, Transferee shall pay to Transferor 1.00‰ of the total price for the rights to use State-owned construction land as liquidated damages, and Transferor has the right to require Transferee to continue the performance of this Contract.

If Transferee fails to complete construction on the date agreed under this Contract or any delayed date otherwise agreed by the two parties, it shall pay to Transferor the liquidated damages in the amount of 1.00‰ of the total price of the rights to use State-owned construction land.

Article 37 If the total investment of fixed assets, investment intensity and total development investment for the project herein fail to meet the standards agreed under this Contract, Transferor may require Transferee to pay certain ratio of the price for the rights to use State-owned construction land as liquidated damages. Such ratio is the percentage the actual investment shortfall accounts for in total investment and investment intensity agreed under this Contract. Furthermore, Transferor has the right to require Transferee to continue the performance of this Contract.

Article 38 Where the building plot ratio or building intensity for the parcel under this Contract is under the minimum standards agreed in this Contract, Transferor has the right to require Transferee to pay certain ratio of the price for the rights to use State-owned construction land as liquidated damages. Such ratio is that the actual different accounts for in the minimum standards. In addition, Transferor has the right to require Transferee to continue to perform this Contract. Where the building plot ratio or building intensity for the parcel under this Contract is above the minimum standards agreed in this Contract, Transferor has the right to possess the portion of area exceeding the maximum standards and has the right to require Transferee to pay certain ratio of the price for the rights to use State-owned construction land as liquidated damages. Such ratio is that the actual balance accounts for in the agreed standards.

Article 39 If the ratio of green space for industrial construction project, that of internal office and life service facilities for enterprise or the building area of internal office and life service facilities for enterprise exceeds the standards agreed in this Contract, Transferee shall pay to Transferor the liquidated damages in the amount of 1.00‰ of the transfer price of the parcel and be solely responsible for removing corresponding greening and construction facilities.

Article 40 Where Transferee pays the price for the rights to use State-owned construction land as agreed under this Contract, Transferor must deliver land as agree hereunder. If the possession of the parcel under this Contract by Transferee is delayed as a result of Transferor’s failure to deliver the transferred land in time, for each day so delayed, Transferor shall pay to Transferee the liquidated damages in the amount of 1.00‰ of price for the rights to use State-owned construction land paid by Transferee, and the term for use of land shall commence on the date the land is actually delivered. If Transferor delays the delivery of land for more than sixty days and still fails to do so after Transferee demands delivery, Transferee has the right to terminate this Contract and Transferor shall pay double amount of the earnest money and refund the other portion of the price paid for the rights to use State-owned construction land. Furthermore, Transferee may require Transferor to indemnify related loss.

Article 41 If Transferor fails to deliver land in time or the land it delivered fails to satisfy the land requirements made in this Contract or it changes the conditions for use of the land at its sole discretion, Transferee has the right to require Transferor to perform its duties based on specified conditions and indemnify Transferee against any direct losses due to delayed performance. The term for land use shall commence on the date the land conditions have been met.

Chapter 8 Applicable law and dispute resolution

Article 42 The formation, effectiveness, construction, performance and dispute resolution of this Contract shall be governed by the laws of the People’s Republic of China.

Article 43 Special provisions:

(1)         In accordance with the requirements of Several Provisions on the Administration of Transfer of Industrial Land within Shanghai Municipality (For Trial Implementation), the parcel under this Contract shall be managed based on full life circle, subject to the agreement made in Appendix 4 to this Contract. Appendix 4 to this Contract has the same legal force as the main body of this Contract. If there is any conflict between Article 13, 17, 18, 19, 20, 21, 24, 25, 26, 27, 28, 29, 34, 35, 36, 37, 39 and 42 of this Contract and Appendix 4 to this Contract, the provisions of Appendix 4 to this Contract shall prevail.

(2)         In case of any discrepancy between the Basic Information Sheet of Projects and this Contract with regard to the time of commencement of construction, the provisions of Appendix 4 to this Contract shall prevail.

(3)         Total capacity of the land area is 24,426.00 square meters

Chapter 9 Supplementary provisions

Article 44The transfer plan for the parcel under this Contract has been approved by the People’s Government of Songjiang District, and this Contract shall take effect on the date the two parties set their hands hereto.

Article 45 The two parties hereto warrant that the name, contract address, telephone, fax, bank of deposit, agent and other contents they filled out herein are true and effective. In case of any change to such information, the party concerned shall notify the other party in writing within 15 days of the change; otherwise such party shall take any responsibilities caused due to such change.

Article 46 This Contract and its appendixes have thirteen pages in total and are made in Chinese.

Article 47The price, amount and area mentioned in this Contract shall be expressed both in words and figures. The words and figures shall conform to each other. In case of any discrepancy, the expression in words shall prevail.

Article 48 Any matters not specified herein shall be agreed by the two parties in Appendixes, which shall have the same legal force as this Contract.

Article 49 This Contract shall be made in quadruplicate, and both Transferee and Transferor shall respectively hold two copies, each of the copies has the same legal force.

Transferor (seal)	Special seal for Contracts of Songjiang Planning and Land Administration Bureau of Shanghai Municipality	Transferee (seal)	Shanghai Taomee Wireless Technology., Ltd.
Legal representative (authorized agent)		Legal representative (authorized agent)
(Signature)	Chen Jun	(Signature)	Chen Xi

December 3, 2014

上界限高程
北
157
出让
1：2000

Red Line Map for JT-13-001-1 Parcel of Caohejing Development Zone, Jiuting Town

Coordinates of boundaries

Point No.	Distance	Vertical coordinate	Horizontal coordinate	Radius
1		-15158.645	-14378.534	
	44.74			
2		-15124.844	-14349.221	
	37.77			190.0
3		-15098.743	-14321.916	
	162.9			
4		-15261.639	-14321.916	
	10.0			
5		-15261.55	-14331.916	
	129.23			
6		-15260.394	-14461.139	
	10.05			
7		-15260.305	-14471.185	
	13.41			-242.16
8		-15260.611	-14461.913	
	76.56			
9		[illegible]	14405.494	
				-210.0
			14378.534	

Signature for Recognition of Boundaries

Transferee: Shanghai Taomee Wireless Technolo Co., Ltd.

Legal representative/ authorized agent:

Date: December 3, 2014

Legal representative/ authorized agent:

Date: December 3, 2014

Appendix 3

Planning conditions determined by Planning and Administration department for transfer of the parcel

Project No.:

Songjiang Planning and Land Administration Bureau of Shanghai Municipality (Letter)

Hu Song Chu (2014) CB31011720144113

Letter on Verification and Issue the Planning and Design Requirements of the Parcel JT-13-001-1of Caohejing Development Zone of Jiuting Town Songjiang District

To: Office of Shanghai Songjiang for Bid Invitation, Auction Or Listing For Sale of Land Use Right

We hereby acknowledge the receipt of the documents, drawings and data (No.2014052248128) you submitted in respect of the parcel numbered JT-13-001-1 of Caohejing Development Zone in Jiuting Town Songjiang District. We are requested to provide the design requirements for the parcel numbered JT-13-001-1 of Caohejing Development Zone in Jiuting Town Songjiang District. Based on our study and related requirements regarding planning management of the Shanghai Municipality, we hereby issue the planning and design requirements (Hu Song Chu [2014]CB31011720144113), to verify the planning and design requirements as follows:

I.                                        Name of constructing unit: Office of Shanghai Songjiang for Bid Invitation, Auction Or Listing For Sale of Land Use Right

II.                                   Name of construction project: Parcel JT-13-001-1of Caohejing Development Zone in Jiuting Town Songjiang District

III.                              Location of construction project: JiutingTown, Songjiang District. East: Gaoke 2nd Road; south: Land 05-09; west: riverway. Road; north: riverway.

IV.                               Nature of the construction project: industrial plant

V.                                    Nature of the planned use of the land: Grade 1 industrial land

VI.                               Building area of construction; 12212.70square meters (subject to actual measurement);

VII.                          Capacity building area: 24425.40 square meters.

VIII.                     Plot ratio: no more than 2 but no less than 1.2.

IX.                               Height limit: no more than 50 meters.

X.                                    Planning and management requirements:

1.              Outdoor ground elevation of the construction site: 0.3 meters or more higher than the elevation of central line of Gaoke 2nd Road;

2.              Concession road restriction line control: the fences shall make a concession of three meters toGaoke 2nd road. The concessions made by buildings to Gaoke 1st road and Gaoke 2nd road red line shall satisfy the requirements made in Articles 34 of technical specifications;

3.              Requirements on concession of green line: buildings shall make a concession to the estuary of Miaojing River with a distance of more than 10 meters;

4.              Requirements on control of building width: the requirements of Article 50 of planning technical specifications shall be satisfied;

5.              Storey height control requirements: it shall satisfy the requirements of control and calculation of storey height of industrial building regarding planning;

6.              Building concession control: it is required to satisfy the requirements of planning technical specifications and fire control requirements;

7.              Building space and sunshine control: it is required to satisfy he requirements of planning technical specifications and fire control requirements;

8.              Setup of main exits at sites: setting up along Gaoxin 2nd Road and parking lots shall be arranged based on related requirements;

9.              Other design requirements:

(1)         The nature of the land is for industrial use and the land will be built into industrial plant. Without adjustment based on statutory procedures, the nature of building shall not be altered;

(2)         The area for administration and office and life services within the land area shall not exceed 7% of the total land area. It is prohibited to build complete set of residential houses, expert apartments, hotel, guesthouse, training center and other non-production supporting facilities in the land area. It is also prohibited to build any single building with an area of 150 to 500 square meters or similar villas with three detached walls (in case of double houses) or four walls;

These planning and design requirements shall have term of validity of six months. If the Contract on Transfer of State-Owned Land is not signed within the term and an application for extending such term is not submitted, these planning and design requirements shall be invalid. If it is required to renew these planning and design requirements, an application shall be submitted to our bureau 30 days prior to the expiry of the term of validity.

The foregoing requirements shall be written in related land transfer contracts, and the Transferee of the rights to use land shall be notified to apply to our bureau for a Construction Land Planning Permit based on the requirements of the Regulations on Urban Planning for Shanghai Municipality.

Appendix: Topographic map of approved planning scope	May 27, 2014

Special Seal for Planning Management of the Planning and Land Administration Bureau of Songjiang District of Shanghai

Copy to: Planning Management of the Planning and Land Administration Bureau of Songjiang District of Shanghai

Printed on May 27, 2014

Appendix 4

Registered address of Transferee:

1.              In order to ensure that Transferee may commence and complete construction and put the project into operation in time, Transferee agrees to pay the project time performance security deposit (or submitted in the form of letter of guarantee) in the amount of 20% of land transfer price to Shanghai Caohejing Development Zone Songjiang Emerging Industrial Park Development Co., Ltd., an organization designated by the People’s Government of Xinqiao Town of Songjiang District, Shanghai, within five working days of the execution of this Contract.

The project time performance security deposit consists of three parts. Among which, construction commencement time performance security deposit accounts for 20% of the project time performance security deposit, completion time performance security deposit accounts for 30% of the project time performance security, and operation time performance security deposit accounts for 50% of the project time performance security.

If it is determined that Transferee commences construction in time, Shanghai Caohejing Development Zone Songjiang Emerging Industrial Park Development Co., Ltd., an organization designated by the People’s Government of Xinqiao Town of Songjiang District, Shanghai, shall, within five working days of the determination, i.e., prior to August 7, 2015, refund the commencement time performance security deposit in full amount and the interests thereof.

If it is determined that Transferee completes construction in time, Shanghai Caohejing Development Zone Songjiang Emerging Industrial Park Development Co., Ltd., an organization designated by the People’s Government of Xinqiao Town of Songjiang District, Shanghai, shall, within five working days of the determination of the completion, i.e., prior to August 7, 2017, refund the completion time performance security deposit in full amount and the interests thereof.

If it is determined that Transferee put the construction into operation in time, Shanghai Caohejing Development Zone Songjiang Emerging Industrial Park Development Co., Ltd., an organization designated by the People’s Government of Xinqiao Town of Songjiang District, Shanghai, shall, within five working days of the determination, i.e., prior to February 7, 2018, refund the operation time performance security deposit in full amount and the interests thereof.

2.              If Transferee builds any new constructions, buildings and their ancillary facilities within the scope of the parcel under this Contract, the planning requirements made by the planning and administration department at municipal (county) level shall be satisfied (see Appendix 3). Among which:

With regard to the above-ground space, the main building above-ground is in the nature of industrial building and above-ground ancillary building is in the nature of supporting facilities in relation to industrial production; above-ground building plot ratio is 2.0 and above-ground building area is 24,426.00 square meters; the above-ground height limit is 50 meters; the above-ground building intensity shall be subject to the approved design plan; the ratio of green space shall also be subject to the approved design plan.

As to underground space, the planned nature of underground construction land shall be :    \    ; the maximum horizontal projection of underground constructions (buildings):      \      ; the minimum and maximum depth:  \     square meters; total area of the use of underground land:     \       square meters; total underground building area:    \     square meters; among which, building area for commercial purpose:   \         square meters; building area for industrial purpose:    \     square meters; building area for warehousing     \       square meters. If it is not specified in this Contract but it is required to develop underground space for operating purpose, Transferee shall sign a supplementary transfer contract with Transferor and pay land transfer price prior to applying for a project planning permit.

Other land utilization requirements     \     .

3.              Transferee shall use land based on the purpose and plot ratio agreed under this Contract, without any change. Without authorization, no change shall be made to the industry type of the industrial projects under this Contract.

4.              Transferee agrees that the construction project on the parcel under this Contract shall commence within six months after delivery of land (i.e., prior to July 31, 2015) and completes within twenty four months after delivery of land (i.e.,prior to January 31, 2017), and shall be put into operation within thirty six months after delivery of land (i.e.,prior to January 31, 2018).

If Transferee cannot commence construction in time, it shall apply to Transferor thirty days in advance for postponement. If Transferor agrees to the postponement of construction, the postponement shall not exceed three months, and the time of completion of the construction shall be extended correspondingly.

If transferee cannot complete the construction in time, it shall apply to Transferor thirty days in advance for postponement. If Transferor agrees to the postponement of completion, the postponement shall not exceed three months.

5.              Transferee agrees that within five years of delivery of the land for the construction project on the parcel under this Contract (i.e., prior to January 26, 2020), the sales revenue after achieving designed capacity shall be no less than two hundred and fifty nine million two hundred and ten thousand yuan (259,210,000.00 yuan), the annual total tax revenue after achieving designed capacity shall be no less than fourteen million six hundred and forty thousand yuan(14,640,000.00 yuan), and the annual tax production intensity for each square meters after achieving designed capacity shall be no less than RMB twelve thousand (1,200.00) yuan.

6.              With regard to the right to use the land exercised by Transferee in accordance with law and the agreement of this Contract, Transferor shall not withdraw such rights before the expiry of the term for use agreed under this Contract, unless otherwise agreed in this Contract. If the rights to use land shall be withdrawn in advance for the purpose of social and public interests under special circumstances, Transferor shall apply for approval based on statutory procedures and compensate Transferee based on the residual value of constructions, buildings and their ancillary equipment on the parcel under this Contract and the land transfer price for the rest term of the rights to use the land.

7.              Where Transferee carries out construction within the parcel under this Contract, the connection of water, gas, sewage and other facilities to main pipelines outside the parcel and interface and introduction of substation shall be dealt with based on related requirements.

Transferee agrees that the subway, tunnel, comprehensive pipe trench, underground road, civil air defense works, underground pipes and pipelines constructed by the government for the purpose of public utilities may enter, exit, pass, and traverse the transferred land. If the functions for the use of the land are so affected, the government of the entities in charge of the operation and construction of the public utilities shall make reasonable compensation.

8.              Transferee shall properly collect and arrange the data and archives in respect of the completion of the construction project on the parcel under this Contract and submit the same to the urban construction archives management department based on related requirements.

9.              The rights to use land under this Contract shall not be transferred in whole or in part. The houses within the scope of industrial land parcel under this Contract shall not be transferred by building storey or house. In case of any change to the contribution ratio of the person having the rights to use the land and equity structure of related project company, Transferor’s consent shall be obtained in advance.

In case of transfer of land and houses under this Contract in whole, an application shall be made to Transferor and the Transferor’s consent shall be obtained in advance before implementation according to related laws and regulations.

If the land and the houses erected there shall be transferred together, the transfer shall be implemented on the uniform land transaction market of the Shanghai Municipality.

10.       If the rights to use land under this Contract are mortgaged, such rights shall be mortgaged in whole. The principal creditor’s right mortgaged by shall only be limited to the loan for the development and construction of the parcel transferred under this Contract and shall not exceed the total amount of land transfer price agreed under this Contract.

In case of pledging houses under construction or newly constructed house together with land, related requirements of the Measures of the Shanghai Municipality on the Mortgage of Real Estates shall be implemented.

11.       In case of realization of the mortgage in respect of the parcel under this Contract, the qualifications of bidders of the mortgage must be verified by planning and land resources administration department, industry management department and development zone management agency in a comprehensive way to ensure that they shall satisfy the requirements in respect of industry guidance and the planning of the development zone.

12.       Except that the parcel under this Contract shall be withdrawn for social and public interests, Transferee needs to continue to use the parcel under this Contract where the term for use agreed under this Contract expires, it shall submit a renewal application to Transferor at least one year prior to expiry of such term if Transferee needs to continue to use the parcel under this Contract.

Where the Transferee makes a renewal application, it shall apply to Shanghai Songjiang Economic Committee for a comprehensive rating. If it is rated to satisfy related requirements by Shanghai Songjiang Economic Committee, Transferee shall grant an approval.

If Transferor agrees to the renewal, Transferee shall go through transfer and lease formalities by paying corresponding compensation. Transferee agrees that the constructions, buildings and their ancillary facilities within the scope of the parcel under this Contract may be taken by Transferor, provided that the Transferor shall pay corresponding compensations to Transferee based on the residual value of the constructions, buildings and their ancillary facilities.

Procedures, re-sign the contract for use of land with compensation such as transfer, lease, etc, and pay land transferring fee, rent and other costs on use of land with compensation.

13.       Where, upon expiration of land transferring period, the transferee applies for extension thereof, which is not approved for comprehensive evaluation fails to meet relevant standards or due to needs of public interest, this Contract terminates, the Transferor recovers the land without compensation, and the Transferee shall go through relevant procedures for de-registration of land use right as required and return the certificate on use of land.

For buildings, structures and affiliated facilities thereof completed to the extent of this parcel of land, the Transferor shall recover buildings, structures and affiliated facilities thereof on the land, and indemnify the Transferee according based on the residual value of buildings, structures and affiliated facilities thereof completed to the extent of this parcel of land at the time of recovery.

14.       The Transferee shall pay the performance bond on the time of project (or submit a letter of guarantee) on schedule in accordance with this Contract. Where the Transferee is unable to pay the performance bond for time of project in full on schedule, and delays in making payment for more than 60 days, and remains unable to pay the performance bond for time of project in full upon demand by the Transferor, the Transferor is entitled to rescind this Contract, the Transferee is not entitled to claim return of deposit, and the Transferor may claim damages against the Transferee.

15.       Where the Transferee terminates investment in construction of the project on this parcel of land hereunder, and proposes for termination of performance of this Contract and claims return of land application against the Transferor within not less than 30 days prior to expiration of agreed date of commencement of land construction, such circumstance shall be handled as follows upon consent by the parties: the Transferor shall return all the land-transferring fee other than the agreed deposit and recover the land use right; the Transferor shall refund the performance bond on time of project in full and interest on bank savings

16.       The Transferee agrees that management of time of commencement of the project on construction of this parcel of land hereunder shall be implemented as follows: where the Transferee fails to commence construction on the agreed date or the date otherwise agreed on extended construction, it shall pay 50% of the performance bond on all the time of commencing construction as the liquidated damages; where the extension is beyond six months, the Transferee shall pay 100% of the performance bond on all the time of commencing construction as the liquidated damages. Where the Transferee delays in commencing construction for more than a year, the Transferor is entitled to rescind this Contract, recover the land use right, and upon deduction of the agreed deposit, return the land transfer price for the remaining years, return performance bond on time of completion in full and interest on bank savings, and return the performance bond on time of putting this project into operation in full and interest on bank savings.

17.       The Transferee agrees that management of time of completion of the project on construction of this parcel of land hereunder shall be implemented as follows: where the Transferee fails to complete construction on the agreed date or the date otherwise agreed on extended construction, it shall pay 50% of the performance bond on the time of completion as the liquidated damages; where the extension is beyond six months, the Transferee shall pay 100% of the performance bond on all the time of completion as the liquidated damages. Where the Transferee delays in completing construction for more than a year, the Transferor is entitled to rescind this Contract, recover the land use right, and upon deduction of the agreed deposit, return the land transfer price for the remaining years, and return the performance bond on time of putting this project into operation in full and interest on bank savings.

Where the project is not completed within more than a year, the Transferor is entitled to rescind this Contract, recover the land use right, and upon deduction of the agreed deposit, return the land transfer price for the remaining years. Where the project on construction of this parcel of land hereunder is not completed within more than a year, and the Transferor rescinds this Contract, the Transferor and

18.       If Transferee fails to put the project under this Contract into operation, all the operation time performance security deposit shall be paid as liquidated damages. In the case, Shanghai Songjiang Economic Committee and Transferee will reappoint a date for putting the project into operation. The date shall be within twelve months, i.e., prior to January 31, 2019. If it is determined by Shanghai Songjiang Economic Committee that the date of operation of Transferee exceeds the reappointed date of operation, Transferee has the right to terminate this Contract and take back the right to use land, and refund the land transfer price of the residual term after deducting the earnest money agreed under this Contract.

If the project on the industrial parcel under this Contract is not put into operation after the reappointed date and Transferor decides to rescind this Contract, Transferor and Transferee agrees that Transferor shall take back above ground constructions, buildings and their ancillary facilities and pay Transferee corresponding compensations based on the residual value of the constructions, buildings and their ancillary facilities.

19.       After the project on the industrial parcel under this Contract is put into operation, if it is determined by Shanghai Songjiang Economic Committee that the total investment of the fixed assets of the project and investment intensity fail to satisfy the standards agreed under this Contract, Transferee shall, based on the ratio of the inadequate portion in the total investment and investment intensity, pay the liquidated damages in the amount of the same ratio of land transfer price and continue to perform this Contract.

20.       Within one month after reaching the designed capacity as agreed under this Contract, the project on the industrial parcel under this Contract shall be subject to the determination of Shanghai Songjiang Economic Committeewhether the project has achieved the design capacity.

Where the total tax of the project fails to meet the standards agreed under this Contract but it is no less than 60% of the standards agreed under this Contract, Transferee shall pay the liquidated damages in the amount of 50% of the actual inadequate portion of the tax. Once Transferee pays the liquidated damages, it will be deemed that this provision has been fulfilled.

21.       If Transferee proposes to surrender the rights to use land after achieving designed capacity due to any reason on its own part, it shall be dealt with based on the following agreement: the transferor will rescind this Contract, take back the right to use land, and refund the land transfer price for the residual term for use. Transferor and Transferee agree that Transferor may take back the above-ground constructions, buildings and their ancillary facilities; provided that Transferor shall pay to Transferee corresponding compensations based on the residual value of the constructions, buildings and their ancillary facilities.

22.       If the ratio of internal administration and office for enterprises and life service facilities of the industrial construction project or the area of internal administration and office for enterprises and life service facilities exceeds the standards agreed under this Contract, Transferee shall pay to Transferor the liquidated damages in the amount of 1.00‰of the land transfer price and solely be responsible for taking corresponding building facilities apart.

23.       If Transferee is under any of the following circumstances as a result of its use of the parcel under this Contract, transferor has the right to rescind this Contract, take back the right to use land, and refund the land transfer price for the residual term for use:

Transferee violates the requirements in Article 20 of Appendix 4 to this Contract and the total tax revenue fail to reach 60% of the standards agreed under this Contract, as determined by Shanghai Songjiang Economic Committee within one month of the date of achieving the designed capacity set forth herein.

Shanghai Songjiang Economic Committee will comprehensively assess the industrial project on the industrial parcel under this Contract once three years after the third year of the achievement of designed capacity, and the assessment results turn out to be substandard;

Transfereecontravenes the requirements of the requirements of the laws and regulations of the PRC and this Contract to transfer or mortgage the land or change the contribution ratio structure of the person having the right to use the land and equity structure of related project company.

Transferee contravenes the requirements of this Article and terminates this Contract, and both Transferor and Transferee agree that Transferor may possess the constructions, buildings and their facilities within the scope of the parcel under this Contract without any compensation.

24.       If Transferee of the parcel under this Contract breaches this Contract by changing the purpose of the land without authorization, the case is serious and Transferee fails to make rectification within specified term, Transferor has the right to rescind this Contract and withdraw the right to use land without compensation. Both Transferor and Transferee agree that Transferor may possess the constructions, buildings and their facilities within the scope of the parcel under this Contract without any compensation.

25.       Where the use of the parcel under this Contract cause serious environment pollution as determined by competent environment protection department, Transferor has the right to rescind this Contract, withdraw the right to use land without compensation, and require Transferee to undertake all the costs for restoring land and underground water and geological environment. Both Transferor and Transferee agree that Transferor may possess the constructions, buildings and their facilities within the scope of the parcel under this Contract without any compensation.

26.       The formation, effectiveness, interpretation, performance and dispute resolution of this Contract shall be governed by the laws of the People’s Republic of China the local rules and regulations of the Shanghai Municipality. In case of any dispute arising from the performance of this Contract, Party A and Party B shall settle such dispute based on consultations. Should such consultation fail, any of the parties may file an action before the people’s court.